Exhibit 10.27

QUINSTREET, INC.

SENIOR MANAGEMENT PERFORMANCE-BASED RESTRICTED STOCK UNIT (RSU) GRANT NOTICE

2010 EQUITY INCENTIVE PLAN

QuinStreet, Inc. (the “Company”), pursuant to its 2010 Equity Incentive Plan (the “Plan”), hereby grants to you as the Participant named below a Performance-Based Restricted Stock Unit Award with respect to the number of shares of the Company’s Common Stock set forth below. This Performance-Based Restricted Stock Unit Award is subject to all of the terms and conditions as set forth herein, in the Performance-Based Restricted Stock Unit Agreement (the “Agreement”), the Plan and the 2010 Equity Incentive Plan Prospectus (the “Plan Prospectus”), all of which are attached hereto and incorporated herein in their entirety.

Participant:

Date of Grant:

Target Performance Units:

Performance Period:

Performance Criteria:

Vesting Schedule:	The final number of Performance Units to be awarded and eligible for vesting (the “Earned Performance Units”) shall be between [0]% and [__]% of the Target Performance Units set forth above based on achievement of the Performance Criteria as determined by the Compensation Committee at the end of the Performance Period (the “Determination Date”). If the number of Earned Performance Units is less than the number of Target Performance Units, the excess shall be forfeited on the Determination Date.

Any Earned Performance Units shall become vested (subject to the conditions in the Agreement) in installments over four years as follows:

•	25% of the Earned Performance Units will vest on the date following the Determination Date; and

•	6.25% of the Earned Performance Units will vest quarterly starting at the end of the first fiscal quarter ending after the Performance Period for the next 12 quarters.

No Monetary Payment Required. You are not required to make any monetary payment (other than applicable Tax Obligations (as defined in the Agreement)) as a condition to receiving the Performance-Based Restricted Stock Unit Award or shares of Common Stock issued upon vesting and settlement of the Performance-Based Restricted Stock Unit Award.

Additional Terms/Acknowledgements: The Participant acknowledges receipt of, and understands and agrees to, this Performance-Based Restricted Stock Unit (RSU) Grant Notice, the Agreement, the Plan Prospectus, and the Plan. Participant further acknowledges that as of the Date of Grant, this Performance-Based Restricted Stock Unit (RSU) Grant Notice, the Agreement, the Plan Prospectus, and the Plan set forth the entire understanding between Participant and the Company regarding this Award.

ATTACHMENTS:	Performance-Based Restricted Stock Unit Agreement, 2010 Equity Incentive Plan, 2010 Equity Incentive Plan Prospectus

QUINSTREET, INC.

2010 EQUITY INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

(SENIOR MANAGEMENT)

Pursuant to the Performance-Based Restricted Stock Unit (RSU) Grant Notice (“Grant Notice”) and this Performance-Based Restricted Stock Unit Agreement (this “Agreement”), QuinStreet, Inc. (the “Company”) has granted you a “Target” award of Performance-Based Restricted Stock Unit Award (“Performance-Based Restricted Stock Unit Award”) under its 2010 Equity Incentive Plan (the “Plan”), subject to the terms, conditions and restrictions set forth in this Agreement, the Grant Notice and the Plan. Each Performance-Based Restricted Stock Unit (“Performance Unit”) represents the right to receive one share of the Company’s Common Stock indicated in the Grant Notice on the terms and conditions set forth herein and in the Grant Notice. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Performance-Based Restricted Stock Unit Award are as follows:

1. VESTING. Subject to the limitations contained herein and the potential vesting acceleration provisions set forth in Section 9 hereof, your Earned Performance Units will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service. The amount of Earned Performance Units will be based on the achievement of certain Performance Criteria over the relevant Performance Period as specified in the Grant Notice. Immediately upon termination of your Continuous Service for any reason, any unvested portion of your Earned Performance Units shall be forfeited without consideration.

2. CONVERSION INTO SHARES. Shares of Common Stock will be issued on the applicable vesting date (or, to the extent not administratively feasible, as soon as practicable thereafter). As a condition to such issuance, you shall have satisfied your Tax Obligations as specified in this Agreement and shall have completed, signed and returned any documents and taken any additional action that the Company deems appropriate to enable it to accomplish the delivery of such shares. In no event will the Company be obligated to issue a fractional share.

3. TAX TREATMENT.

(a) Regardless of any actions taken by the Company, you will be ultimately responsible for any withholding tax liabilities, whether as a result of federal, state or other law and whether for the payment and satisfaction of any income tax, social security tax, payroll tax, or payment on account of other tax related to withholding obligations that arise by reason of the Performance-Based Restricted Stock Unit Award, incurred in connection with the Performance-Based Restricted Stock Unit Award becoming vested and Common Stock being issued, or otherwise incurred in connection with the Performance-Based Restricted Stock Unit Award (collectively, “Tax Obligations”).

(b) Unless otherwise determined by the Company in its sole discretion, and subject to applicable law, the Company shall require you to satisfy the Tax Obligations (as defined below) by the Company deducting from the shares of Common Stock otherwise deliverable to you in settlement of applicable portion of the Performance-Based Restricted Stock Unit Award on the vesting date a number of whole shares having a fair market value (as determined by the Company) as of the date on which the Tax Obligations arise not in excess of the amount of such Tax Obligations determined by the applicable minimum statutory withholding rates. The Company may in its sole discretion permit you to elect an alternative method of satisfying your Tax Obligations with notice to the Company, which may include the following if specified by the Company (and the Company may with notice to you require any of the following methods): (i) by payment by you to the Company in cash or by check an amount equal to the minimum amount of taxes that the Company concludes it is required to withhold under applicable law; or (ii) by the sale by you of a number of shares of Common Stock that are issued on the applicable vesting date under the Performance-Based Restricted Stock Unit Award, which the Company determines is sufficient to generate an amount that meets the Tax Obligations plus additional shares to account for rounding and market fluctuations, and payment of such tax withholding to the Company, and such shares may be sold as part of a block trade with other Participants. You hereby authorize the Company to withhold such tax withholding amount from any amounts owing to you to the Company and to take any action necessary in accordance with this paragraph.

(c) Subject to Section 9(a), the Performance-Based Restricted Stock Unit Award is intended to qualify for the short-term deferral exception to Section 409A of the Code described in the regulations promulgated thereunder, and therefore shares of Common Stock will be issued within 2 1⁄2 months after the taxable year in which the applicable portion of the Performance-Based Restricted Stock Unit Award is no longer subject to a substantial risk of forfeiture.

4. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, the Company shall not be obligated to deliver any Common Stock during any period when the Company determines that the conversion of any portion of the Performance-Based Restricted Stock Unit Award or the delivery of shares hereunder would violate any federal, state or other applicable laws and/or may issue shares subject to any restrictive legends that, as determined by the Company’s counsel, is necessary to comply with securities or other regulatory requirements.

5. RESTRICTIONS ON TRANSFER OF AWARDS. You understand and agree that the Performance-Based Restricted Stock Unit Award may not be sold, given, transferred, assigned, pledged or otherwise hypothecated.

6. CAPITALIZATION ADJUSTMENTS. The number of shares of Common Stock subject to your Performance-Based Restricted Stock Unit Award may be adjusted from time to time for Capitalization Adjustments.

7. NO STOCKHOLDER RIGHTS. You will have no voting or other rights as the Company’s other stockholders with respect to the shares of Common Stock underlying the Performance-Based Restricted Stock Unit Award until issuance of such shares.

8. DIVIDEND EQUIVALENT UNITS. Unless otherwise determined by the Compensation Committee of the Company’s Board of Directors in its sole discretion, you shall not have any rights to dividends or dividend equivalents in the event that the Company pays a cash dividend to holders of Common Stock generally.

9. INVOLUNTARY TERMINATION FOLLOWING A CHANGE IN CONTROL.

(a) If a Change in Control occurs and as of, or within six months after, the effective time of such Change in Control your Continuous Service terminates due to an involuntary termination (not including death or Disability) without Cause or due to a voluntary termination which is a Resignation for Good Reason (as defined below), then, as of the date of termination of Continuous Service, twenty-five percent (25%) of the portion of your Earned Performance Units subject to vesting that is unvested on the effective date of such termination will vest immediately upon such termination and the vested shares, less shares withheld for taxes, will be promptly released to you. For the avoidance of doubt, as provided in the Plan, if the Shares are publicly traded, this Performance-Based Restricted Stock Unit Award constitutes “deferred compensation” under Section 409A of the Code, and you are a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of your “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of your death.

(b) “Resignation for Good Reason” means that you voluntarily terminate employment within 90 days after any of the following are undertaken without your express written consent, if not cured by the Company within 15 days of written notice (to the extent capable of cure):

(i) the assignment to you of any duties or responsibilities that results in a significant diminution in your employment role in the Company as in effect immediately prior to the effective date of the Change in Control; provided, however, that mere changes in your title or reporting relationships alone shall not constitute a basis for Resignation for Good Reason;

(ii) a greater than five percent (5%) aggregate reduction by the Company in your annual base salary, as in effect on the effective date of the Change in Control or as increased thereafter; provided, however, that if there are across-the-board proportionate salary reductions for all officers, management-level and other salaried employees due to the financial condition of the Company, a greater than ten percent (10%) aggregate reduction by the Company in your annual base salary will be required;

(iii) any failure by the Company to continue in effect any benefit plan or program, including fringe benefits, incentive plans and plans with respect to the receipt of securities of the Company, in which you are participating immediately prior to the effective date of the Change in Control (hereinafter referred to as “Benefit Plans”), or the taking of any action by the Company that would adversely affect your participation in or reduce your benefits under the Benefit Plans; provided, however, that a basis for Resignation for Good Reason shall not exist under this clause (c) following a Change in Control if the Company offers a range of benefit plans and programs that, taken as a whole, is comparable to the Benefit Plans; or

(iv) a non-temporary relocation of your business office to a location more than fifty (50) miles from the location at which you perform duties as of the effective date of the Change in Control, except for required travel by you on the Company’s business to an extent substantially consistent with your business travel obligations prior to the Change in Control.

(C) If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of Performance-Based Restricted Stock Unit Awards; reduction of employee benefits. In the event that acceleration of vesting of Performance-Based Restricted Stock Unit Award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your Performance-Based Restricted Stock Unit Awards (i.e., earliest granted Performance-Based Restricted Stock Unit Award cancelled last).

The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by you or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish you and the Company with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company.

10. AWARD NOT A SERVICE CONTRACT. Your Performance-Based Restricted Stock Unit Award is not an employment or service contract, and nothing in your Performance-Based Restricted Stock Unit Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your Performance-Based Restricted Stock Unit Award shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

11. NOTICES. Any notices provided for in your Performance-Based Restricted Stock Unit Award or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

12. GOVERNING PLAN DOCUMENT. Your Performance-Based Restricted Stock Unit Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Performance-Based Restricted Stock Unit Award, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your Performance-Based Restricted Stock Unit Award and those of the Plan, the provisions of the Plan shall control.